Exhibit 99.1

AMENDMENT NUMBER TWO TO
AMENDED AND RESTATED BYLAWS OF
XPONENTIAL, INC.

Upon a resolution duly adopted at a meeting of the Board of Directors of Xponential, Inc. (formerly known as PawnMart, Inc.), a Delaware corporation (the “Corporation”), held on March 18, 2005, the Corporation’s By-Laws are amended in accordance with Article XI of the Corporation’s Amended and Restated By-Laws and Article VIII of the Corporation’s Amended and Restated Certificate of Incorporation as follows:

RESOLVED, that Article II, Section 5 of the By-Laws entitled “Quorum” is hereby amended by deleting it in its entirety and substituting the following:

“Section 5.  Quorum.  Except as otherwise required by applicable law, at each meeting of stockholders the holders of one-third of the shares of stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, except that, where a separate vote by class is required, a quorum shall consist of no less than one-third of the shares of such class.  If a quorum shall fail to attend any meeting, the chairperson of the meeting or the holders of a majority of the shares entitled to vote who are present, in person or by proxy, at the meeting may adjourn the meeting.  Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any other corporation to vote any shares of the Corporation’s stock held by it in a fiduciary capacity.”

RESOLVED FURTHER, that the Secretary of the Corporation is directed to insert the new By-Laws of the Corporation into the minute book of the Corporation.

CERTIFICATE OF SECRETARY

I, the undersigned, certify that I am the presently elected and acting Secretary of Xponential, Inc. (formerly known as PawnMart, Inc.), a Delaware corporation, and the above amendment to the Corporation’s By-Laws, consisting of one (1) page was adopted by resolution passed at a meeting of the Board of Directors held on March 18, 2005.

By:	/s/ Robert W. Schleizer
Robert W. Schleizer, Secretary